                                                                    EXHIBIT 10.1



                         AGREEMENT OF SALE AND PURCHASE
                                (Crowley County)

         THIS AGREEMENT OF SALE AND PURCHASE (this "Agreement") is made and entered into by and between CROWLEY CORRECTIONAL PROPERTIES, L.L.C., a Delaware limited liability company ("CCP"), CROWLEY CORRECTIONAL SERVICES, L.L.C., a Delaware limited liability company ("CCS") (CCP and CCS are sometimes singularly referred to herein as "Seller" and collectively referred to herein as "Sellers") and CORRECTIONS CORPORATION OF AMERICA, a Maryland corporation (hereinafter referred to as "Purchaser"). Sellers and Purchaser are sometimes collectively referred to herein as the "Parties" and each of the Parties is sometimes singularly referred to herein as a "Party".

         WHEREAS, Sellers are the owners of the Property (as hereinafter defined), consisting of certain real property and improvements thereon being more particularly described on Exhibit A, attached hereto and made a part hereof, and the personalty and agreements relating thereto; and

         WHEREAS, Sellers desire to sell and Purchaser desires to purchase the Property.

         NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00), the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

         As used herein, the following terms shall have the meanings indicated:

         "Additional Earnest Money" shall mean the sum of One Million Seven Hundred Fifty Dollars ($1,750,000), together with any interest earned thereon.

         "Best Knowledge of Purchaser" shall mean the current actual knowledge of Purchaser.

         "Best Knowledge of Sellers" shall mean the current actual knowledge of Sellers, after due inquiry of the Manager.

         "Bill of Sale" shall mean a bill or bills of sale in form reasonably acceptable to Purchaser sufficient to transfer to Purchaser all Personal Property.

         "Business Day(s)" shall mean calendar days other than Saturdays, Sundays and legal holidays.

         "Certificate of Non-Foreign Status" shall mean a certificate dated as of the Closing Date, addressed to Purchaser and duly executed by each Seller, certifying each Seller's status as a non-foreign entity.

         "Closing" shall mean the consummation of the sale and purchase provided for herein, to be held through an escrow with the Title Company or in such other manner as the Parties may mutually agree.

         "Closing Certificate" shall mean a certificate in form acceptable to Purchaser, wherein Sellers shall represent that the representations and warranties of Sellers contained in this Agreement are true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date except for changes in facts or circumstances which (i) are not within the control of Sellers or their agents, (ii) are not the result of any act or omission of Sellers or their agents, or (iii) do not constitute a default by either Seller hereunder.

         "Closing Date" shall mean the actual day on which the transaction contemplated hereby is closed with the transfer of title to the Property, which transfer shall occur not later than the date that is fifteen (15) days after the expiration of the Review Period, TIME BEING OF THE ESSENCE with respect to such date.

         "County" shall mean Crowley County, Colorado.

         "County Incarceration Agreement" shall mean that certain Amended and Restated Intergovernmental and Private Prison Contractor Agreement between CCS and County dated January 1, 1999

         "Deed" shall mean a deed in form reasonably acceptable to Purchaser, executed by CCP, as grantor, in favor of Purchaser, as grantee, conveying the Land and Improvements to Purchaser, subject only to the Permitted Exceptions.

         "Due Diligence Materials" shall mean the RFP Materials and all other written information and materials delivered by Sellers pursuant to Section 4.1 hereof.

         "Earnest Money" shall mean the Initial Earnest Money and the Additional Earnest Money.

         "Effective Date" shall mean the later of the two (2) dates on which this Agreement is actually signed by Sellers and Purchaser; provided that, in the event only one Party dates its actual signature, then the date of its signature shall be the Effective Date.

         "Engineering Documents" shall mean all site plans, surveys, soil and substrata studies, architectural drawings, plans and specifications, engineering plans and studies, floor plans, landscape plans, Americans with Disabilities Act compliance reports, environmental reports and studies, professional inspection reports, construction and/or architect's reports or certificates, feasibility studies, appraisals, and other similar plans and studies that relate to the Real Property or the Personal Property.

         "Exception Documents" shall mean true, correct and legible copies of each document listed as an exception to title in the Title Commitment.

         "Escrow Agreement" shall mean that certain Escrow Agreement entered into contemporaneously herewith among Sellers, Purchaser and the Title Company.

         "Fixtures" shall mean all equipment, machinery, fixtures, and other items of real and/or personal property, including all components thereof, now or on the Closing Date located in, on or used in connection with, and permanently affixed to or incorporated into, the Improvements, including, without limitation, all furnaces, boilers, heaters, electrical equipment, electronic security equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, and similar systems, all of which, to the greatest extent permitted by law, are hereby deemed by the Parties to constitute real estate, together with all replacements, modifications, alterations and additions thereto, but specifically excluding all items included within the definition of Personal Property.

         "Hazardous Materials" shall mean any substance, including without limitation, asbestos or any substance containing asbestos and deemed hazardous under any Hazardous Materials Law, the group of organic compounds known as polychlorinated biphenyls, petroleum products, flammable explosives, radioactive materials, infections wastes, biomedical and medical wastes, chemicals known to cause cancer or reproductive toxicity, pollutants, effluents, contaminants, emissions or related materials and any items included n the definition of hazardous or toxic wastes, materials or substances under any Hazardous Materials Law.

         "Hazardous Materials Law" shall mean any local, state or federal law relating to environmental conditions and industrial hygiene, including without limitation, the Resource Conservation and Recovery Act of 1976 ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Hazardous Materials Transportation Act, the Federal Waste Pollution Control Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Safe Drinking Water Act, and all similar federal, state and local environmental statutes, ordinances and the regulations, orders, or decrees now or hereafter promulgated thereunder.

         "Improvements" shall mean all buildings, improvements, structures and Fixtures now or on the Closing Date located on the Land, including, without limitation, landscaping, parking lots and structures, roads, drainage and all above ground and underground utility structures, equipment systems and other so-called "infrastructure" improvements.

         "Incarceration Agreements" shall mean the County Incarceration Agreement and the Wyoming Incarceration Agreement.

         "Initial Earnest Money" shall mean the sum of Two Hundred Fifty Thousand Dollars ($250,000), together with any interest earned thereon.

         "Intangible Property" shall mean all Permits and other intangible property or any interest therein now or on the Closing Date owned or held by Sellers in connection with the Real Property, including all water rights and reservations, rights to use the trade name applicable to the Property, and zoning rights related to the Real Property, or any part thereof, to the extent the same are assignable by Sellers; provided, however, "Intangible Property" shall not include the general corporate trademarks, trade names (except as set forth above), service marks, logos or insignia or the books and records of Sellers, Sellers' accounts receivable and Sellers' business and operating licenses for the facilities on the Real Property.

         "Land" means the real property more particularly described on Exhibit A, attached hereto and made a part hereof, together with all of Sellers' rights, titles, appurtenant interests, covenants, licenses, privileges and benefits thereto belonging, and Sellers' rights, titles and interests in and to any easements, rights-of-way, rights of ingress or egress or other interests in, on, or to any land, highway, street, road or avenue, open or proposed, in, on, across, in front of, abutting or adjoining such real property including, without limitation, any strips and gores adjacent to or lying between such real property and any adjacent real property.

         "Laws" means all federal, state and local laws, moratoria, initiatives, referenda, ordinances, rules, regulations, standards, orders and other governmental requirements, including, without limitation, those relating to the environment, health and safety, disabled or handicapped persons.

         "Lease" shall mean that certain lease agreement by and between CCP and CCS whereby CCP leases the Real Property to CCS.

         "Management Agreement" shall mean, collectively, (1) the Crowley Correctional Facility Management Contract dated December 21, 2000 between CCS and Dominion Financial Services, L.L.C. and (2) the Crowley County Correctional Facility Management Subcontract dated December 21, 2000, between Dominion Correctional Services, L.L.C. and Dominion Financial Services, L.L.C., as amended from time to time.

         "Manager" shall mean, collectively, Dominion Correctional Services, L.L.C. and Dominion Financial Services, L.L.C.

         "Operating and Service Agreements" shall mean all operating and service agreements and contracts entered into by either Seller (or by Manager on behalf of either Seller) with respect to the Property other than the Incarceration Agreements, the Lease and the Management Agreement, including, but not limited to, food service and equipment agreements, inmate pay telephone service agreements, medical and pharmaceutical service and supply agreements, drug testing service agreements, public performance and licensing agreements for motion picture video cassettes, inmate educational and instructional service agreements, refuse service agreements, pest control service agreements and machinery, equipment and uniform rental and service agreements.

         "Permits" shall mean all permits, licenses (but excluding Sellers' business and operating licenses), approvals, entitlements and other governmental, quasi-governmental and nongovernmental authorizations including, without limitation, certificates of use and occupancy and accreditations, required in connection with the ownership, planning, development, construction, use, operation or maintenance of the Real Property, to the extent the same are

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assignable by either Seller. As used herein, "quasi-governmental" shall include the providers of all utility services to the Real Property.

         "Permitted Exceptions" shall mean those title exceptions which are described on Exhibit B annexed hereto and made a part hereof.

         "Personal Property" shall mean all personal property, equipment, furniture, fixtures, Intangible Property, Warranties, Engineering Documents, and all other items of tangible personal property, and all accessories and additions thereto, other than the Fixtures, now or on the Closing Date owned or leased by either Seller and located on or about the Land or Improvements or used or useful in connection with the operation thereof.

         "Property" shall mean, collectively, the Land, the Improvements and the Personal Property.

         "Purchase Price" shall mean the sum of Forty-Seven Million Five Hundred Thousand Dollars ($47,500,000).

         "RFP Materials" shall mean the materials regarding the ownership and operation of the Property which Sellers have previously delivered to Purchaser and which are listed on Exhibit C attached hereto and made a part hereof.

         "Real Property" shall mean the Land, the Improvements and the Fixtures.

         "Review Period" means a period ending on January 3, 2003.

         "Search Reports" shall mean reports of searches made of the Uniform Commercial Code Records of the County in which the Property is located, and of the office of the Secretary of State of the State in which the Property is located and in the States in which the principal office of each Seller is located and in which each Seller is formed, which searches shall reflect that none of the Property is encumbered by liens or security interests which will remain on the Property after the Closing.

         "Survey" shall mean a current "as-built" ALTA survey, certified to ALTA requirements, prepared by an engineer or surveyor licensed in the State in which the Land is located and reasonably acceptable to Purchaser, which shall: (a) include a narrative legal description of the Land by metes and bounds (which shall include a reference to the recorded plat, if any), and a computation of the area comprising the Land in both acres and gross square feet (to the nearest one-thousandth of said respective measurement); (b) accurately show the location on the Land of all improvements (dimensions thereof at the ground surface level and the distance therefrom to the facing exterior property lines of the Land), building and set-back lines, parking spaces (including number of spaces), fences, evidence of abandoned fences, ponds, creeks, streams, rivers, officially designated 100-year flood plains and flood prone areas, canals, ditches, easements, roads, rights-of-way and encroachments; (c) location of encroachments, if any, upon adjoining property, or from adjoining property, upon the Land; (d) state the zoning classification of the Land; (e) be certified as of the date of the Survey to CCP, the Purchaser, the Title

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Company, and any third-party lender designated by Purchaser; (f) legibly identify any and all recorded matters shown on said Survey by appropriate volume and page recording references; (g) show the location and names of all adjoining streets and the distance to the nearest streets intersecting the streets that adjoin the Land; (h) be satisfactory to (and updated from time to time as may be required by) the Title Company so as to permit it to delete the standard exception for survey matters and replace it with an exception for the matters shown on the Survey; and (i) include a written Surveyor's Certification in form acceptable to Purchaser.

         "Title Commitment" shall mean a current commitment or current commitments issued by the Title Company to Purchaser pursuant to the terms of which the Title Company shall commit to issue the Title Policy to Purchaser in accordance with the provisions of this Agreement, and reflecting all matters which would be listed as exceptions to coverage on the Title Policy.

         "Title Company" shall mean Fidelity National Title Insurance Company.

         "Title Policy" shall mean an ALTA Extended Coverage Owner's Policy (or policies) of Title Insurance (10/17/92 Form), or comparable state promulgated policies, with liability in the aggregate amount of the Purchase Price, issued by the Title Company, insuring title to the fee interest in the Real Property in Purchaser, subject only to the Permitted Exceptions and to the standard printed exceptions included in the ALTA standard form owner's extended coverage policy of title insurance, with the following modifications: (a) the exception for survey matters shall be deleted and replaced by an exception for the matters shown on the Survey; (b) the exception for ad valorem taxes shall reflect only taxes for the current and subsequent years; (c) any exception as to parties in possession shall be limited to rights of either Seller in possession; and (d) there shall be no general exception for visible and apparent easements or roads and highways or similar items (with any exception for visible and apparent easements or roads and highways or similar items to be specifically referenced to and shown on the Survey and also identified by applicable recording information).

         "Warranties" shall mean all warranties and guaranties with respect to the Real Property or Personal Property, whether express or implied, which any Seller now holds or under which any Seller is the beneficiary, to the extent the same are assignable by such Seller.

         "Wyoming Incarceration Agreement" shall mean (ii) that certain Contract between CCS and State of Wyoming, Department of Corrections, dated July 6, 2001, as amended by Amendment Number One dated April 5, 2002, Amendment Number Two dated June 27, 2002 and Amendment Number Three, undated.

                                   ARTICLE II
                         AGREEMENT TO SELL AND PURCHASE

         2.1 Agreement to Sell and Purchase. On the Closing Date, provided this Agreement has not terminated pursuant to the provisions of Section 4.3 below, Sellers shall sell, convey, assign, transfer and deliver to Purchaser and Purchaser shall purchase, acquire and accept from

Sellers, the Property, and Sellers shall cause the Incarceration Agreements to be assigned to Purchaser, for the Purchase Price and subject to the terms and conditions of this Agreement.

                                  ARTICLE III
                                 PURCHASE PRICE

         3.1 Payment of Earnest Money and Purchase Price. Purchaser shall deposit the Initial Earnest Money with the Title Company within three (3) Business Days following the execution and delivery of this Agreement and the Escrow Agreement by all parties. Provided this Agreement has not terminated pursuant to Section 4.3 hereof, Purchaser shall deposit the Additional Earnest Money with the Title Company no later than the first Business Day following the expiration of the Review Period. The Purchase Price shall be paid by Purchaser delivering to the Title Company on the Closing Date, Federal Reserve wire transfer funds in the sum equal to the Purchase Price, less the Earnest Money, subject to adjustment as herein provided.

                                   ARTICLE IV
                                   ITEMS TO BE
                        FURNISHED TO PURCHASER BY SELLERS

         4.1 Due Diligence Materials. Sellers have previously provided to Purchaser the RFP Materials. Within five (5) Business Days following the Effective Date (or within such other time as may be specified on Schedule 4.1 hereto), Sellers shall deliver to Purchaser (or cause Manager to deliver on behalf of Sellers) the additional materials set forth on Schedule 4.1 hereto.

         4.2 Rights of Access; Inspection.

                  a. From and after the date hereof, Purchaser and its representatives, subject to the requirements set forth below, shall have the right to inspect the Property and the books, records and files regarding the operation of the Property that are located at the Property, and to meet with, and obtain information from, the Manager and its representatives, and to conduct environmental and engineering tests at the Property.

                  b. Purchaser (i) shall give Sellers at least two (2) business days' prior notice (which, notwithstanding the provisions of Section 11.2, may be given by telephone) of Purchaser's request to enter the Property, (ii) shall at all times conduct inspections and tests in compliance with applicable Laws, in a manner so as not to cause damage, loss, cost or expense to Sellers or the Property or unreasonably interfere with Sellers' or Managers' business operations or constitute a safety or security hazard, as reasonably determined by Sellers, (iii) shall promptly restore the Property to its condition immediately preceding Purchaser's inspections and tests, (iv) shall keep the Property free and clear of any mechanic's liens or materialman's liens arising from such inspections and tests, (v) shall allow a representative of Sellers to accompany Purchaser at all times when Purchaser is at the Property and/or when Purchaser meets with Manager and its employees, (vi) shall, if this Agreement is terminated pursuant to the provisions of Section 4.3 below, promptly after such termination provide Sellers, at no cost or expense to Sellers, with copies of all drafts or final engineering and architectural reports, environmental reports and lab analyses, appraisals, construction and renovation estimates commissioned and received by Purchaser in connection with Purchaser's inspections and tests (collectively, the

"Inspection Reports"), other than documents that are subject to any attorney-client privilege, and (vii) shall keep the Inspection Reports and the contents thereof confidential, except to the extent such information is a matter of public record or is provided in other sources readily available to the real estate industry (other than as a result of disclosure by Purchaser) or to the extent that such disclosure is compelled by law or by regulatory or judicial process, provided, however, that Purchaser may disclose such information to its agents, advisors, consultants, members, affiliates, lenders, advisors, attorneys and accountants (collectively, "Transaction Parties"), so long as such Transaction Parties are informed by Purchaser of the confidential nature of such information and are directed by Purchaser to treat such information confidentially and to use such information only in connection with the transactions contemplated by this Agreement (it being agreed that Purchaser's obligations under this Section 4.2(b) shall survive the termination of this Agreement). Purchaser and Seller agree to work together in good faith to establish appropriate procedures for interviews and interactions with Seller's or Manager's employees at the Property, in the light of the nature of the Property as a correctional facility and any governmental requirements or limitations which may apply.

                  c. Purchaser shall not, and shall not permit its employees, consultants, engineers and agents to conduct any soil tests or sampling or any boring, digging, drilling or other physical intrusion of the Property or any of the Improvements (collectively, "Testing"), except at reasonable times and with the prior written notice to Sellers and, with respect to any invasive testing not customarily included in a Phase I Environmental Site Assessment, upon the prior written consent of Sellers, which shall not be unreasonably withheld. If Purchaser undertakes any Testing, Purchaser shall furnish to Sellers property damage and liability insurance policies in form and amounts reasonably acceptable to Sellers prior to commencing such Testing and shall, upon completion thereof, at Purchaser's sole cost and expense, promptly restore the Property to its condition existing prior to such Testing.

                  d. Purchaser hereby agrees to protect, defend, indemnify and hold harmless Sellers, each of their respective parents and affiliates and each member, manager, officer, director and shareholder of each Seller and each such parent or affiliate from and against any and all liabilities, actions, suits, mechanics' liens, judgments, losses, costs, damages, expenses (including, without limitation, attorneys' fees and expenses), claims and demands of any nature whatsoever (other than those arising out of a pre-existing condition at the Property and except to the extent attributable to the activities, conduct or actions of Sellers or Manager) suffered or incurred by or made against Sellers, its employees, agents, successors or assigns, arising out of or in any way relating to the acts or omissions of Purchaser or its agents in conducting such inspections, Testing or other activities by or on behalf of Purchaser. The provisions of this Section 4.2(d) shall survive the Closing or any earlier termination of this Agreement.

         4.3 Right to Proceed. Unless Purchaser delivers the notice described in the following sentence of this Section 4.3, at 11:59 p.m. on the last day of the Review Period this Agreement shall automatically terminate and be rendered null and void, all Earnest Money shall be immediately returned to Purchaser and thereafter neither party shall have any further obligation or liability hereunder, except for rights or obligations that, pursuant to the provisions of this Agreement, are expressly made to survive the termination hereof. Provided, however, if, on or before the expiration of the Review Period, Purchaser provides to Seller a written notice (a

"Non-termination Notice") that Purchaser has elected to proceed with the purchase contemplated by this Agreement, and stating (i) whether to the Best of Knowledge of Purchaser, either Seller is in default hereunder, and (ii) whether Purchaser waives any such default(s), then, subject to the conditions to Purchaser's obligations set forth herein and subject to the provisions of the following sentence, this Agreement shall not terminate, and the Earnest Money shall be nonrefundable, except as otherwise specifically set forth herein. In the event the Non-termination Notice states that either Seller is in default hereunder and that Purchaser does not waive any default identified therein, Sellers shall have the one-time right to terminate this Agreement by written notice delivered to Seller not later than the first (1st) Business Day following the date of the Non-termination notice, whereupon this Agreement shall terminate on the terms set forth in the first sentence of this Section 4.3.

                                   ARTICLE V
              REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS

         5.1 Representations and Warranties of Sellers. To induce Purchaser to enter into this Agreement and to purchase the Property, and except as otherwise set forth on Schedule 5.1 annexed hereto, Sellers represent and warrant to, and covenant with, Purchaser as follows:

                  a. CCP has and at the Closing will have, and will convey, transfer and assign to Purchaser marketable and insurable title to the Land, free and clear of any deeds of trust, mortgages, liens, encumbrances, leases, tenancies, licenses, chattel mortgages, conditional sales agreements, security interests, covenants, conditions, restrictions, judgments, rights-of-way, easements, encroachments and claims except the Permitted Exceptions and the Lease. The Lease will be terminated at Closing.

                  b. Each Seller has duly and validly authorized and executed this Agreement, and has full right, title, power and authority to enter into this Agreement and to consummate the transactions provided for herein, and the joinder of no person or entity will be necessary to convey the Property fully and completely to Purchaser at Closing. Each Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The consummation of the transactions contemplated herein does not require the approval of either Seller's members or directors or any third party, except such approvals as each Seller has obtained and except for the consent of the County and the State of Wyoming pursuant to the Incarceration Agreements. The execution by each Seller of this Agreement and the consummation by each Seller of the transactions contemplated hereby (x) do not, and at the Closing will not, result in a breach of any of the terms or provisions of, or constitute a default or a condition which upon notice or lapse of time or both would ripen into a default under, either Seller's governance documents or any indenture, agreement, instrument or obligation to which either Seller is a party or by which the Property or any portion thereof is bound and (y) do not constitute a violation of any Laws, order, rule or regulation applicable to either Seller or any portion of the Property of any court or of any federal, state or municipal regulatory body or administrative agency or other governmental body having jurisdiction over either Seller or any portion of the Property.

                  c. There are no adverse or other parties in possession of the Property or of any part thereof, other than Manager pursuant to the Management Agreement and certain parties to the Operating and Service Agreements. Sellers have not granted to any party any license, lease or other right relating to the use or possession of the Property, other than pursuant to the Lease, the Management Agreement and the Operating and Service Agreements. All of the Operating and Service Agreements are described on Exhibit D annexed hereto and made a part hereof.

                  d. To the Best Knowledge of Sellers, there is no material inaccuracy in any of the Due Diligence Materials as of and with respect to the respective periods to which such materials relate nor are any of the Due Diligence Materials untrue, incomplete or inaccurate in any material respect.

                  e. No notice has been received by either Seller from any insurance company that has issued a currently effective policy with respect to any portion of the Property or from any board of fire underwriters (or other body exercising similar functions), claiming any defects or deficiencies or requiring the performance of any repairs, replacements, alterations or other work. No notice has been received by either Seller from any such insurance company that any of such policies will not be renewed, or will be renewed only at a higher premium rate than is presently payable therefor.

                  f. No pending condemnation, eminent domain, assessment or similar proceeding or charge affecting the Property or any portion thereof exists; Sellers have not heretofore received any notice, and have no knowledge, that any such proceeding or charge is contemplated; and Sellers have not received any notice of a proposed increase in the assessed valuation of the Property.

                  g. To the Best Knowledge of Sellers, all Improvements (including all utilities) have been, or as of the Closing will be, substantially completed in accordance with the plans and specifications approved by the governmental authorities having jurisdiction to the extent applicable and are transferable to Purchaser without additional cost. To the Best Knowledge of Sellers, permanent certificates of occupancy, all licenses, permits, authorizations and approvals required by all governmental authorities having jurisdiction, and the requisite certificates of the local board of fire underwriters (or other body exercising similar functions) have been issued for the Improvements, and, as of the Closing, were required, all of the same will be in full force and effect. To the Best Knowledge of Sellers, the Improvements, as designed and constructed, do not fail to comply in any material respect with any statutes, restrictions, regulations and ordinances applicable thereto, including but not limited to the Americans with Disabilities Act and Section 504 of the Rehabilitation Act of 1973, as applicable.

                  h. To the Best Knowledge of Sellers the existing water, sewer, gas and electricity lines, storm sewer and other utility systems on the Land are adequate to serve the current utility needs of the Property; all utilities required for the operation of the Improvements enter the Land through adjoining public streets or through adjoining private land in accordance with valid public or private easements that will inure to the benefit of Purchaser; all approvals, licenses and permits required for said utilities have been obtained and are in full force and effect;

and all of said utilities are installed and operating and all installation and connection charges have been paid in full.

                  i. To the Best Knowledge of Sellers, there are not any structural or latent defects in any of the buildings or other Improvements constituting the Property. To the Best Knowledge of Sellers, neither the Improvements, the heating, electrical, plumbing and drainage at, or servicing, the Property, or the facilities and equipment relating thereto are or, as of the Closing, will be, in other than good condition and working order or will be adequate in quantity and quality for the normal operation of the Property. To the Best Knowledge of Sellers, no part of the Property has been destroyed or damaged by fire or other casualty. To the Best Knowledge of Sellers, there are no unsatisfied requests for repairs, restorations or alterations with regard to the Property from any person, entity or authority, including but not limited to any lender, insurance provider or governmental authority.

                  j. Sellers have received no written notice from any third party alleging that the location, construction, occupancy, operation and use of the Property (including the Improvements) violate any applicable law, statute, ordinance, rule, regulation, order or determination of any governmental authority or any board of fire underwriters (or other body exercising similar functions), or any restrictive covenant or deed restriction (recorded or otherwise) affecting the Property or the location, construction, occupancy, operation or use thereof, including, without limitation, all applicable zoning ordinances and building codes, flood disaster laws and health and environmental laws and regulations, the Americans with Disabilities Act and Section 504 of the Rehabilitation Act of 1973, as applicable.

                  k. No work has been performed or is in progress at the Property, and no materials will have been delivered to the Property that might provide the basis for a mechanic's, materialmen's or other lien against the Property or any portion thereof, or amounts due for such work and material shall have been paid or discharged to Purchaser's satisfaction as of Closing.

                  l. There exist no material service contracts, management or other agreements applicable to the Property to which either Seller is a party, other than the Lease, the Management Agreement, the Incarceration Agreements, the Operating and Service Agreements and the Permitted Exceptions.

                  m. Neither Seller is in default in any manner which would result in a material adverse effect on either Seller under the Incarceration Agreements, or any of the covenants, conditions, restrictions, rights-of-way or easements of record affecting the Property or any portion thereof.

                  n. To the Best Knowledge of Sellers, there are no actions, suits or proceedings pending or threatened against or affecting the Property or any portion thereof, or relating to or arising out of the ownership or operation of the Property, or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality.

                  o. To the Best Knowledge of Sellers, the Property has free and unimpeded access to presently existing public highways and/or roads (either directly or by way of perpetual easements), and all approvals necessary therefor have been obtained and no fact or condition exists which would result in the termination of the current access from the Property to any presently existing public highways and/or roads adjoining or situated on the Property.

                  p. There are no attachments, executions, assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy or under any other debtor relief laws contemplated by or pending or, to the Best Knowledge of Sellers, threatened against either Seller or the Property.

                  q. To the Best Knowledge of Sellers, no Hazardous Materials have been installed, used, generated, manufactured, treated, handled, refined, produced, processed, stored or disposed of, or otherwise present in, on or under the Property. To the Best Knowledge of Sellers, the activities undertaken on the Property would not cause (i) the Property to become a hazardous waste treatment, storage or disposal facility within the meaning of, or otherwise bring the Property within the ambit of RCRA or any Hazardous Materials Law, (ii) a release or threatened release of Hazardous Materials from the Property within the meaning of, or otherwise bring the Property within the ambit of, CERCLA or SARA or any Hazardous Materials Law or (iii) the discharge of Hazardous Materials into any watercourse, body of surface or subsurface water or wetland, or the discharge into the atmosphere of any Hazardous Materials which would require a permit under any Hazardous Materials Law. To the Best Knowledge of Sellers, the activities undertaken with respect to the Property would not cause a violation or support a claim under RCRA, CERCLA, SARA or any Hazardous Materials Law. To the Best Knowledge of Sellers, no investigation, administrative order, litigation or settlement with respect to any Hazardous Materials is in existence with respect to the Property, nor is any of the foregoing threatened. No notice has been received by Sellers from any entity, governmental body or individual claiming any violation of any Hazardous Materials Law, or requiring compliance with any Hazardous Materials Law, or demanding payment or contribution for environmental damage or injury to natural resources. Sellers have not obtained and, to the Best Knowledge of Sellers, are not required to obtain, and Sellers have no knowledge of any reason Purchaser will be required to obtain, any permits, licenses, or similar authorizations to occupy, operate or use the Improvements or any part of the Property by reason of any Hazardous Materials Law.

                  r. The Property includes all items of property, tangible and intangible, currently used by Sellers in connection with the operation of the Property, other than property expressly excluded from the definition of the Property. The Real Property constitutes all real property in the County owned by CCP or any affiliates of CCP and neither CCP, nor any of its affiliates, has any contract, agreement or option to purchase any other real property in the County.

                  s. The Sellers will deliver, or cause Manager to deliver, to Purchaser within five (5) Business Days after the Effective Date: (i) a schedule setting forth the names and titles of all persons employed at the Property, and the annual rate of compensation (including bonuses) being paid to each such employee as of the most recent pay date, and (ii) a schedule containing a summary of the terms of each employment, bonus, deferred compensation, pension, stock option, stock appreciation right, profit-sharing or retirement plan, arrangement or practice, and each other agreement or fringe benefit plan, arrangement or practice, whether formal or informal, whether legally binding or not, and whether affecting one or more of the employees at the Property. Neither, the Sellers nor, to the Best Knowledge of Sellers, the Manager, has any commitment, whether formal or informal and whether legally binding or not, (a) to create any additional such agreement, plan, arrangement or practice; (b) to modify or change any such agreement, plan, arrangement or practice; or (c) to maintain for any period of time any such agreement, plan, arrangement or practice, except as shall be described in said schedules, which shall also contain an accurate and complete description of the funding policies (and commitments, if any) with respect to each such existing plan, arrangement or practice. Within five (5) Business Days from the Effective Date, Sellers shall deliver or cause to be delivered to Purchaser copies of all such agreements, plans and/or arrangements.

                  t. Prior to the Closing and subject to the provisions of the last sentence of Section 4.2.b. hereof, Sellers shall use reasonable efforts to cause Manager to use all reasonable efforts to cooperate with and assist Purchaser in attempting to make available to Purchaser those persons employed at the Property which Purchaser and its representatives desire to interview. In addition, Sellers will use reasonable efforts to cause Manager to cooperate with Purchaser and assist with respect to Purchaser's efforts to reach an agreement with any such employees of Manager as Purchaser shall desire to employ so that such employees, on terms mutually acceptable to Purchaser and such employees, shall become employees of Purchaser following the Closing. Neither Sellers nor, to the Best Knowledge of Sellers, Manager, is a party to any contract or agreement (other than this Agreement) which would require Purchaser to hire, or subject Purchaser to liability if it terminated or did not hire, any employee at the Property, or which would require Purchaser to pay or provide, or subject Purchaser to liability if Purchaser did not pay or provide, any employee benefits to any such employee for periods prior to or after the Closing (including any and all employee benefits and any compensatory, over-time, vacation, sick or holiday pay). CCS and the Manager, as applicable, will be fully responsible for all accrued but unpaid compensation, including, without limitation, wages, over-time, accrued vacation or sick leave, of persons employed at the Property as of the Closing, and CCS shall, and Sellers shall insure that Manager will, make timely payment of such compensation to such employees consistent with normal compensation and salary payment schedules of CCS and the Manager, as applicable. Purchaser will be responsible for payment of compensation to employees of Purchaser accruing from and after the Closing.

                  u. CCS and, to the Best Knowledge of Sellers, Manager have complied in all respects with all applicable federal, state and local laws relating to employment of labor, including the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") and any applicable laws relating to wages, hours, collective bargaining, and the payment of social security taxes; Neither CCS nor, to the Best Knowledge of Sellers, Manager, is liable for any arrears of wages or benefits or any penalties for failure to comply with any of the foregoing; and there are no controversies pending or threatened between Sellers or Manager and their respective employees. CCS and Manager shall be responsible for all compensation of persons covered by the Worker Adjustment and Restraining Notification Act which accrue prior to Closing Date. If an event giving rise to such notice requirement occurs after the Closing Date, Purchaser shall be responsible for providing such notice to affected employees.

                  v. Neither Seller has any employees.

                  w. The Incarceration Agreements are the entire agreement between either Seller and the County or the State of Wyoming, as the case may be, pertaining to the Property. CCS, the County and the State of Wyoming, as the case may be, are the sole parties to the Incarceration Agreements. There are no further amendments, modifications, supplements, arrangements, side letters or understandings, oral or written, of any sort, modifying, amending, altering, supplementing or changing the terms of the Incarceration Agreements. All obligations of each party under the Incarceration Agreements have been performed and no event has occurred and no condition exists that, with the giving of notice or the lapse of time or both, would constitute a default by any party under the Incarceration Agreements.

                  x. There is no currently effective assignment, transfer or hypothecation by CCS of the Incarceration Agreements, or any interest therein or any right to receive payments thereunder.

                  y. The Lease is the entire agreement between CCS and CCP pertaining to the Property. CCS and CCP are the sole parties to the Lease. Neither CCP nor CCS has assigned, transferred, or hypothecated the Lease, or any interest therein. The Lease will be terminated as of the Closing Date.

         5.2 Covenants and Agreements of Sellers. Sellers covenant and agree with Purchaser, from the Effective Date until the Closing or earlier termination of this Agreement:

                  a. Sellers shall cause Manager to: (i) operate and maintain the Property in the ordinary course of Manager's business and in the same manner as currently operated and maintained; (ii) keep the Incarceration Agreements in full force and effect, enforce same, and not accept any advance payments under the Incarceration Agreements; and (iii) maintain the Improvements and the Personal Property in its current good condition and repair, normal wear and tear excepted.

                  b. Sellers shall cause to be maintained in full force and effect fire and extended coverage insurance upon the Property and public liability insurance with respect to damage or injury to persons or property occurring on or relating to operation of the Property as currently maintained.

                  c. Sellers shall cause Manager to pay when due all bills and expenses of the Property. Sellers shall not enter into or assume or allow Manager to enter into or assume any new contracts or agreements with regard to the Property which are in addition to or different from those furnished and disclosed to Purchaser pursuant to Section 5.1(c), other than service contracts that are terminable on not more than thirty (30) days' notice or contracts which do not extend beyond the Closing Date.

                  d. Sellers shall not create or permit to be created any liens, easements or other conditions affecting any portion of the Property or the uses thereof without the prior written consent of Purchaser.

                  e. Sellers shall not remove, or allow to be removed, any Personal Property or Fixtures from the Land or Improvements without replacing same with substantially similar items of equal or greater value and repairing the damage, if any, to the Property as a result of such removal.

                  f. Sellers shall use all commercially reasonable good faith efforts to obtain the consent of the County to the assignment of the County Incarceration Agreement to Purchaser.

                  g. Sellers shall not, by act or omission of Sellers or their agents, allow or cause any of Sellers' representations or warranties contained herein to become untrue or inaccurate in any material respect.

         5.3 Representations and Warranties of Purchaser. To induce Sellers to enter into this Agreement and to sell the Property, Purchaser represents and warrants to Sellers (subject to the satisfaction of the conditions in Section
6.1 e.) as follows:

                  a. Purchaser has duly and validly authorized and executed this Agreement, and has full right, title, power and authority to enter into this Agreement and to consummate the transactions provided for herein, and the joinder of no person or entity will be necessary to purchase the Property from Sellers at Closing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.

                  b. The execution by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby do not, and at the Closing will not, result in a breach of any of the terms or provisions of, or constitute a default or a condition which upon notice or lapse of time or both would ripen into a default under, any indenture, agreement, instrument or obligation to which Purchaser is a party; and does not, and at the Closing will not, constitute a violation of any Laws, order, rule or regulation applicable to Purchaser of any court or of any federal, state or municipal regulatory body or administrative agency or other governmental body having jurisdiction over Purchaser.

         5.4 Covenants and Agreements of Purchaser. Purchaser covenants and agrees with Sellers, from the Effective Date until the Closing or earlier termination of this Agreement:

                  a. Purchaser shall cooperate with Seller in good faith, in Seller's efforts to obtain the consent of the County set forth in Section 5.2.f above.

                  b. Purchaser will notify Sellers of the failure of either of the conditions set forth in 6.1.e. with reasonable promptness after Purchaser has determined that such condition will not be satisfied.

         5.5 Indemnities.

                  a. Subject to the limitations set forth in Section 5.5(c) below, from and after the Closing, each of Sellers shall indemnify, defend and hold Purchaser, each of Purchaser's respective parents and affiliates, and each member, manager, officer, director and shareholder of Purchaser and such parents and affiliates, from and against any and all loss, cost, damage and expense (including, without limitation, reasonable attorneys' fees) incurred by any of the indemnitees as a result of any material inaccuracy in any of the representations and warranties of Sellers contained herein. Notwithstanding the foregoing, to the extent of any such losses costs, damages or expenses are covered by Purchaser's policy of title insurance applicable to the Property, Purchaser shall look solely to said policy of title insurance to recover such costs, damages or expenses.

                  b. Subject to the limitations set forth in Section 5.5(c) below, from and after the Closing, Purchaser shall indemnify, defend and hold harmless each of Sellers, each of their respective parents and affiliates, and each member, manager, officer, director and shareholder of each of Sellers and such parents and affiliates, from and against any and all loss, cost, damage and expense (including, without limitation, reasonable attorneys' fees) incurred by any of the indemnitees as a result of any material inaccuracy in any of the representations and warranties of Purchaser contained herein.

                  c. Notwithstanding the foregoing, (i) neither Party shall have any liability under the provisions of this Section 5.4 unless and until the aggregate amount of claims of the other Party thereunder is in excess of $100,000; (ii) each Party's maximum liability under the provisions of this
Section 5.4 shall be $3,000,000; and (iii) any claim under this Section 5.5 must be made within fifteen (15) months of the Closing Date.

                                   ARTICLE VI
                            CONDITIONS TO OBLIGATIONS

         6.1 Conditions to Purchaser's Obligations. The obligations of Purchaser to purchase the Property from Sellers and to consummate the transactions contemplated by this Agreement are subject to the satisfaction, as of the Closing Date (or such other time as specified below), of each of the following conditions:

                  a. All of the representations and warranties of Sellers set forth in this Agreement shall be true in all material respects as of the Closing Date.

                  b. Sellers shall have delivered, performed, observed and complied, in all material respects, with all of the items, instruments, documents, covenants, agreements and conditions required by this Agreement to be delivered, performed, observed and complied with by it prior to, or as of, the Closing.

                  c. Neither Seller shall be in receivership or dissolution or have made any assignment for the benefit of creditors, or shall have admitted in writing its inability to pay its debts as they mature, and shall not have been adjudicated a bankrupt, and shall not have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state and no such petition shall have been filed against either Seller.

                  d. No material adverse change shall have occurred with respect to the condition, financial or otherwise, of the Property; provided, however, that the following occurrences shall not be deemed to be such a material adverse change: (x) the failure of the State of Wyoming to approve the sale of the Property to Purchaser, pursuant to Section 7.n. of the Wyoming Incarceration Agreement or (y) a reduction in the occupancy level of the Property between the date hereof and the Closing Date, unless such reduction is indicative of a material adverse change in the long-term prospects for occupancy of the Property.

                  e. Prior to the expiration of the Review Period, Purchaser shall have obtained (i) the authorization and approval of its Board of Directors for the acquisition of the Property on the terms and conditions set forth herein and any financing relating thereto, and (ii) such consents, approvals and amendments and/or increases to its existing credit facilities as are necessary or desirable in connection with the acquisition of the Property pursuant to the terms hereof.

                  f. Neither the Property nor any part thereof or interest therein shall have been taken by execution or other process of law in any action prior to Closing.

                  g. No material portion of the Property shall have been destroyed by fire or casualty.

                  h. No material condemnation, eminent domain or similar proceedings shall have been commenced or threatened with respect to any portion of the Property.

                  i. Seller shall have obtained the consent of the County to the assignment of the County Incarceration Agreement.

         6.2 Failure of Conditions to Purchaser's Obligations. In the event any one or more of the conditions to Purchaser's obligations are not satisfied or waived in whole or in part at any time prior to or as of the Closing, Purchaser, at Purchaser's option, shall be entitled to one of the following two remedies, which shall be Purchaser's exclusive remedies (subject to the last sentence of this Section 6.2): (a) terminate this Agreement by giving written notice thereof to Sellers, whereupon all Earnest Money shall be immediately refunded to Purchaser and the Parties shall have no further obligations or liabilities hereunder, except for those provisions that expressly survive the termination of this Agreement; or (b) waive such condition(s) and proceed to Closing hereunder, without any change in the purchase price or modification of any of the other terms of this Agreement. Provided, should the failure of any conditions to Purchaser's obligations constitute default by Sellers hereunder, the provisions of Section 9.1 shall apply.

                                  ARTICLE VII
                     PROVISIONS WITH RESPECT TO THE CLOSING

         7.1 Sellers' Closing Obligations. At the Closing, Sellers shall furnish and deliver, or cause to be furnished and delivered, to Purchaser the following:

                  a. The Deed, Bill of Sale, Certificate of Non-Foreign Status and Closing Certificate.

                  b. An assignment of those of the Operating and Service Agreements marked with an asterisk on Exhibit D and of the Incarceration Agreements, with the written approval and consent of the County and the State of Wyoming, together with an estoppel certificate from the County in the form of
Schedule 7.1 annexed hereto.

                  c. Evidence reasonably satisfactory to Purchaser and the Title Company that the Lease and Management Agreement have each been terminated as of the Closing, and that neither CCS nor Manager has any further claims or rights thereunder which could adversely affect Purchaser or the Property.

                  d. Search Reports, dated not more than fifteen (15) days prior to Closing, evidencing no UCC-1 Financing Statements or other filings in the name of either Seller with respect to the Property which will remain on the Property after the Closing.

                  e. Such affidavits or letters of indemnity from Sellers as the Title Company shall require in order to omit from the Title Insurance Policy all exceptions for unfiled mechanic's, materialmen's or similar liens.

                  f. Any and all transfer declarations or disclosure documents, duly executed by the appropriate parties, required in connection with the Deed by any state, county or municipal agency having jurisdiction over the Property or the transactions contemplated hereby.

                  g. Such instruments or documents as are reasonably necessary, or reasonably required by Purchaser or the Title Company, to evidence the status and capacity of each Seller and the authority of the person or persons who are executing the various documents on behalf of each Seller in connection with the purchase and sale transaction contemplated hereby.

                  h. Escrow closing instructions in customary form reasonably satisfactory to Purchaser and Seller.

                  i. Such other documents as are reasonably required by Purchaser to carry out the terms and provisions of this Agreement.

         7.2 Purchaser's Closing Obligations. At the Closing, Purchaser shall furnish and deliver to Sellers the following:

                  a. Federal Reserve wire transfer funds to the Title Company representing the portion of the Purchase Price due in accordance with Section
3.1 herein.

                  b. Such instruments or documents as are reasonably necessary, or reasonably required by Sellers or the Title Company, to evidence the status and capacity of Purchaser and the authority of the person or persons who are executing the various documents on behalf of Purchaser in connection with the purchase and sale transaction contemplated hereby.

                  c. An assumption of the Incarceration Agreements and of the Operating and Service Agreements being assigned by Seller.

                  d. Escrow closing instructions in customary form reasonably satisfactory to Purchaser and Sellers.

                  e. Such other documents as are reasonably required by Sellers to carry out the terms and provisions of this Agreement.

                                  ARTICLE VIII
                               EXPENSES OF CLOSING

         8.1 Adjustments. Taxes, assessments, water or sewer charges, gas, electric, telephone or other utilities, operating expenses, rents, income or other normally proratable items shall be adjusted between the parties as of the Closing Date. To the extent that the actual amount of any of such item is unknown as of the Closing Date, such items shall be prorated based on the Parties' reasonable good faith best estimates thereof, and a final reconciliation of such adjustments shall be made by the Parties within ninety
(90) days after the Closing Date.

         8.2 Closing Costs. Purchaser shall pay (a) all title examination fees and premiums for the Title Policy, (b) the cost of the Survey; (c) any and all state, municipal or other documentary or transfer taxes payable in connection with the delivery of any instrument or document provided in or contemplated by this Agreement; and (d) the charges for or in connection with the recording and/or filing of any instrument or document provided herein or contemplated by this Agreement. Each party shall pay (a) their respective legal, accounting and other professional fees and expenses and the cost of all opinions, certificates, instruments, documents and papers required to be delivered, or to cause to be delivered, by such party hereunder, including, without limitation, the cost of performance by such party of its obligations hereunder; and (b) all other costs and expenses which are required to be paid by such party pursuant to other provisions of this Agreement.

         8.3 Commissions/Broker's Fees. Sellers hereby represent and warrant to Purchaser that neither of them has contacted any real estate broker, finder or any other party in connection with this transaction, and that neither of them has taken any action which would result in any real estate broker's, finder's or other fees being due or payable to any party with respect to the transaction contemplated hereby. Purchaser hereby represents and warrants to Sellers that Purchaser has not contacted any real estate broker, finder or any other party in connection with this transaction, and that it has not taken any action which would result in any real estate broker's, finder's or other fees being due or payable to any party with respect to the transaction contemplated hereby. Each Party hereby indemnifies and agrees to hold the other Party harmless from any loss, liability, damage, cost or expenses (including reasonable attorneys' fees) resulting to such other Party by reason of a breach of the representation and warranty made by such Party herein.

         8.4 The provisions of this Article VIII shall survive the Closing or the earlier termination of this Agreement.

                                   ARTICLE IX
                              DEFAULT AND REMEDIES

         9.1 Sellers' Default; Purchaser's Remedies.

                  a. Sellers' Default. Sellers shall be deemed to be in default hereunder upon the occurrence of one of the following events: (i) any of either Seller's warranties or representations set forth herein shall be untrue in any material respect when made or, as modified by the Closing Certificate, at Closing; or (ii) either Seller shall fail to meet, comply with, or to perform any material covenant, agreement or obligation (or any one or more covenants, agreements or obligations which are material on a collective basis) on its part required within the time limits and in the manner required in this Agreement, which, in either of such events, is not cured by Sellers within ten (10) calendar days following receipt by Sellers of written notice of default from Purchaser.

                  b. Purchaser's Remedies. In the event either Seller shall be in default hereunder, Purchaser may, at Purchaser's sole option, do any one or more of the following: (i) terminate this Agreement by giving written notice delivered to Sellers on or before the Closing, whereupon all Earnest Money shall be immediately refunded to Purchaser and the parties shall have no further obligations or liabilities hereunder, except for those provisions that expressly survive the termination of this Agreement; and/or (ii) enforce specific performance of this Agreement against Sellers, including recovery of Purchaser's reasonable costs and attorneys fees in connection therewith; and/or (iii) exercise any other right or remedy Purchaser may have at law or in equity for the recovery of damages by reason of such default including, but not limited to, the recovery of reasonable attorneys' fees incurred by Purchaser in connection herewith; provided, however, Purchaser's recovery under this Section 9.1.b.(iii) shall not exceed $1,000,000.

         9.2 Purchaser's Default; Sellers' Remedies.

                  a. Purchaser's Default. Purchaser shall be deemed to be in default hereunder upon the occurrence of one of the following events: (i) any of Purchaser's warranties or representations set forth herein shall be untrue in any material respect when made or at Closing; or (ii) Purchaser shall fail to meet, comply with, or perform any material covenant, agreement or obligation (or any one or more covenants, agreements or obligations which are material on a collection basis) on its part required within the time limits and in the manner required in this Agreement, which, in either of such events (except for Purchaser's failure to pay the balance of the Purchase Price on the date which is 15 days after the expiration of the Review Period, as to which Purchaser shall receive no notice or grace period), is not cured by Purchaser within ten (10) calendar days following receipt by Purchaser of written notice of default from Sellers; or (iii) Purchaser shall be in receivership or dissolution or shall have made any assignment for the benefit of creditors, or shall have admitted in writing its inability to pay its debts as they mature, or shall have been adjudicated a bankrupt, or shall have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any State, or any such petition shall have been filed against it.

                  b. Sellers' Remedies. In the event Purchaser shall be in default hereunder; Purchaser and Sellers agree that it would be extremely difficult and impracticable to determine the amount and extent of detriment to Sellers. Purchaser and Sellers therefore agree that, in such case, the Earnest Money then on deposit with the Title Company is a reasonable estimate of Sellers' damages and that Sellers shall have the right to terminate this Agreement and be entitled to said sum as liquidated damages, which shall be Sellers' sole remedy, at law or in equity, as a result of such default. In such event, the Earnest Money then on deposit with the Title Company shall be paid to Sellers, whereupon this Agreement shall terminate and the Parties shall have no further rights or obligations hereunder, other than those provisions that expressly survive the termination of this Agreement.

                                   ARTICLE X
                              CONDITION OF PROPERTY

         10.1 No Warranties. Except as set forth in Section 11.3 below, the entire agreement between Sellers and Purchaser with respect to the Property and the sale thereof is expressly set forth in this Agreement, and the Parties are not bound by any agreements, understandings, provisions, conditions, representations or warranties (whether written or oral and whether made by Sellers or any agent, employee, member, officer or principal of Sellers or any other party) other than as are expressly set forth and stipulated in this Agreement. Without in any manner limiting the generality of the foregoing, Purchaser acknowledges that it and its representatives have fully inspected the Property and the Due Diligence Materials, or will be provided with an adequate opportunity to do so, and that, except for the representations, warranties, covenants and agreements of Sellers contained herein, the Property is being purchased by Purchaser in an "as is" and "where is" condition and with all existing defects (patent and latent) as a result of such inspections and investigations and not in reliance on any agreement, understanding, condition, warranty (including, without limitation, warranties of habitability, merchantability or fitness for a particular purpose) or representation made by Sellers or any agent, employee, member, officer or principal of Sellers or any other party (except as otherwise expressly elsewhere provided in this Agreement) as to the financial or physical (including, without limitation, environmental) condition of the Property or the areas surrounding the Property, or as to any other matter whatsoever, including, without limitation, as to any permitted use thereof, the zoning classification thereof or compliance thereof with federal, state or local laws, as to the income or expense in connection therewith, or as to any other matter in connection therewith. Purchaser acknowledges that, except as otherwise expressly elsewhere provided in this Agreement, neither Sellers, nor any agent, member, officer, employee or principal of Sellers nor any other party acting on behalf of Sellers has made or shall be deemed to have made any such agreement, condition, representation or warranty either expressed or implied. This Section 10.1 shall survive closing and delivery of the deed, and shall be deemed incorporated by reference and made a part of all documents delivered by Sellers to Purchaser in connection with the sale of the Property.

         10.2 Release. Without limiting the provisions of Section 10.1 above and notwithstanding anything to the contrary contained in this Agreement, Purchaser, for itself and its agents, affiliates, successors and assigns, hereby releases, acquits and forever discharges Sellers, Sellers' respective parents and affiliates, and each officer, director, member, shareholder, trustee, partner, employee, manager, agent and affiliate of either Seller or such parent or affiliate from any and all rights, claims, demands, causes of actions, losses, damages, liabilities, costs and expenses (including attorneys' fees and disbursements whether the suit is instituted or not) whether known or unknown, liquidated or contingent (hereinafter collectively called the "Claims"), which Purchaser has or may have in the future, arising from or relating to (i) any defects (patent or latent), errors or omissions in the design or construction of the Property whether the same are the result of negligence or otherwise, or (ii) any other conditions, including, without limitation, environmental and other physical conditions, affecting the Property whether the same are a result of negligence or otherwise, including specifically, but without limitation, any Claim for indemnification or contribution arising under the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601, et seq.) or any other federal, state or local statute, rule or ordinance relating to liability of Property owners for environmental matters, whether arising based on events that occurred before, during, or after Sellers' period of ownership of the Property and whether based on theories of indemnification, contribution or otherwise. The release set forth in this section specifically includes, without limitation, any Claims under any environmental laws of the United States, the state in which the Property is located or any political subdivision thereof or under the Americans With Disabilities Act of 1990, as any of those laws may be amended from time to time and any regulations, orders, rules of procedures or guidelines promulgated in connection with such laws, regardless of whether they are in existence on the date of this Agreement. Purchaser acknowledges that Purchaser has been represented by independent legal counsel of Purchaser's selection and Purchaser is granting this release of its own volition and after consultation with Purchaser's counsel. THE RELEASE SET FORTH HEREIN DOES NOT APPLY TO THE REPRESENTATIONS, WARRANTIES, COVENANTS OR AGREEMENTS OF SELLERS EXPRESSLY SET FORTH IN THIS AGREEMENT OR TO ANY INDEMNITY OR WARRANTY EXPRESSLY MADE BY SELLERS HEREIN OR IN ANY DOCUMENT DELIVERED BY SELLERS AT CLOSING. Purchaser hereby specifically acknowledges that Purchaser has carefully reviewed this section and discussed its import with legal counsel and that the provisions of this section are a material part of this Agreement.

                                   ARTICLE XI
                                  MISCELLANEOUS

         11.1 Survival. Except as expressly provided otherwise herein, all of the representations, warranties, covenants, agreements and indemnities of Sellers or Purchaser contained in this Agreement, to the extent not performed at the Closing, shall survive the Closing for the period of fifteen (15) months after the Closing Date and shall not be deemed to merge upon the acceptance of the Deed by Purchaser.

         11.2 Notices. All notices, requests and other communications under this Agreement shall be in writing and shall be either (a) delivered in person, (b) sent by certified mail, return-receipt requested, or (c) delivered by a recognized delivery service addressed as follows:

If intended for Purchaser:           Corrections Corporation of America
                                     Attn: President
                                     10 Burton Hills Boulevard, Suite 100
                                     Nashville, Tennessee 37215
                                     Phone: (615) 263-3000
                                     Fax: (615) 263-3010

With a copy to:                      Stokes Bartholomew Evans & Petree, P.A.
                                     Attn: Robert R. Campbell, Jr., Esq.
                                     424 Church Street, Suite 2800
                                     Nashville, Tennessee 37219
                                     Phone: (615) 259-1465
                                     Fax: (615) 259-1470

If intended for either Seller:       c/o Reckson Strategic Venture Partners, LLC
                                     Attn: Managing Director
                                     333 Earle Ovington Boulevard, Suite 1030
                                     Uniondale, New York 11553
                                     Phone: (516) 465-2800
                                     Fax: (516) 465-2801

With a copy to:                      Herrick, Feinstein LLP
                                     Attn: Sheldon Chanales, Esq.
                                     2 Park Avenue, 21st Floor
                                     New York, NY  10016
                                     Phone: (212) 592-1472
                                     Fax: (212) 592-1500

or at such other address, and to the attention of such other person, as the parties shall give notice as herein provided. A notice, request and other communication shall be deemed to be duly delivered and received (i) if delivered in person when delivered to the address of the recipient, or (ii) if sent by mail or by recognized delivery service, on the date the same is duly deposited in the United States mail or delivered to the recognized delivery service, as applicable.

         11.3 Entire Agreement; Modifications. This Agreement and that certain confidentiality letter dated June 6, 2002 (the "Confidentiality Letter") embody and constitute the entire understanding between the Parties with respect to the transactions contemplated herein, and all other prior or contemporaneous agreements, understandings, representations and statements (oral or written) are merged into this Agreement. The Confidentiality Letter shall terminate as of Closing hereunder. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the Party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

         11.4 Applicable Law. THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO. The Parties agree that jurisdiction and venue for any litigation arising out of this Agreement shall be in the Courts of Crowley County, Colorado or the U.S. District Court for the District of Colorado and, accordingly, consent thereto.

         11.5 Captions. The captions in this Agreement are inserted for convenience of reference only and in no way define, describe, or limit the scope or intent of this Agreement or any of the provisions hereof.

         11.6 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and permitted assigns.

         11.7 Time is of the Essence. With respect to all provisions of this Agreement, time is of the essence. However, if the first date of any period which is set out in any provision of this Agreement falls on a day which is not a Business Day, then, in such event, the time of such period shall be extended to the next day which is a Business Day.

         11.8 Assignment. This Agreement shall inure to the benefit of Sellers and Purchaser and their respective successors and permitted assigns, and shall be binding upon Sellers and Purchaser and their respective heirs, executors, administrators, trustees, successors and permitted assigns; provided, however, that neither Party may assign any rights or delegate any of the obligations created under this Agreement without the prior written consent of the other Party, which consent may be withheld at the sole discretion of the other Party for any reason or no reason whatsoever, except that Purchaser may designate at the Closing one or more affiliates of Purchaser to accept the conveyance of all or a portion of the Property (provided that such designation shall in no way cause Purchaser to be released from its obligations and liabilities hereunder).

         11.9 Joint and Several Liability. The obligations and liability of Sellers hereunder shall be joint and several.

         11.10 Non-Disclosure. Each of the parties to this Agreement covenant and agree that the fact that the parties are considering the transactions contemplated in this Agreement and any information furnished or otherwise obtained, directly or indirectly, by such party, its directors, officers, partners, employees, agents or representatives, including, without limitation, attorneys, accountants, lenders, consultants and other professional advisors (collectively, the "Representatives") and all reports, analysis, compilations, data, studies or other documents prepared by such parties containing or based all or in part on, any such information (collectively, the "Information") will be kept strictly confidential and will not, without the prior written consent of the non-disclosing party, be disclosed to any other party, directly or indirectly, in whole or in part, and will only be used by the parties in connection with the negotiation and consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, the provisions of this Section 11.10 shall not prohibit: (i) the disclosure of any Information to the parties' Representatives provided that they are made aware of the restrictions contained herein; (ii) the disclosure to parties with whom Sellers are engaging in bona fide good faith negotiations to obtain a so-called back-up contract for the sale of the Property, pursuant to Section 11.11 hereof, provided such disclosure shall be strictly limited to the fact that this Agreement exists and the time for performance and closing hereunder, and such disclosure shall not include any of the other terms and conditions of this Agreement; or (iii) the disclosure of any Information (a) which at the time of its disclosure, is in the public domain or is otherwise available to the disclosing party from a non-confidential source or from a party without an obligation of confidentiality, (b) which is lawfully in the disclosing party's possession prior to such disclosure, or (c) which is required to be disclosed by law or any regulatory or governmental authority, provided that in connection with the disclosure of such Information in connection with any legal proceeding or investigation, the non-disclosing party is provided prompt notice of any disclosure requirement and is permitted to assist in the obtainment of an order protecting such information from public disclosure. The provisions of this Section 11.10 shall survive the termination of this Agreement without the occurrence of Closing.

         11.11 Additional Offers: Notwithstanding the execution of this Agreement by Sellers and Purchaser, Sellers shall have the continuing right to negotiate and accept "back up" offers for the Property and to enter into one or more purchase or lease agreements with any other third party on such terms as Sellers deem appropriate provided that any such agreement or lease shall provide that it shall not be effective unless and until this Agreement is terminated without the occurrence of the Closing.

EXECUTED to be effective as of the Effective Date.


SELLERS:                                    PURCHASER:

CROWLEY CORRECTIONAL                        CORRECTIONS CORPORATION OF AMERICA
PROPERTIES L.L.C.

By: /s/ Seth Lipsay                         By: /s/ Irving E. Lingo, Jr.
   ------------------------------              ---------------------------------

Title: Authorized Agent                     Title: Chief Financial Officer
      ---------------------------                 ------------------------------

Date: November 20, 2002                     Date: November 21, 2002
     ----------------------------                -------------------------


CROWLEY CORRECTIONAL
SERVICES L.L.C.


By: /s/ Steven Shepsman
   ------------------------------

Title: Authorized Agent
      ---------------------------

Date: November 20, 2002
     ----------------------------

                 [Exhibits and Schedules Intentionally Omitted]

                               FIRST AMENDMENT TO

                         AGREEMENT OF SALE AND PURCHASE

         This First Amendment to Agreement of Sale and Purchase is made and entered into by and between Crowley Correctional Properties, L.L.C., a Delaware limited liability company ("CCP"), Crowley Correctional Services, L.L.C., a Delaware limited liablity company ("CCS") (CCP and CCS are sometimes singularly referred to herein as "Seller" and collectively referred to herein as "Sellers") and Corrections Corporation of America, a Maryland corporation (hereinafter referred to as "Purchaser"). Sellers and Purchaser are sometimes collectively referred to herein as the "Parties" and each of the Parties is sometimes singularly referred to herein as a "Party".

         WHEREAS, Sellers and Purchaser are Parties to that certain Agreement of Sale and Purchase dated November 21, 2002 (the "Agreement"); and

         WHEREAS, Sellers and Purchaser have agreed to amend the Agreement as set forth herein; and

         WHEREAS, in reliance upon such amendments, Purchaser has agreed to deliver to Seller a Non-termination Notice pursuant to Section 4.3 of the Agreement;

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

         1. The Agreement is amended by deleting the definition of "Purchase Price" as set forth on page 5, and substitute in lieu thereof the following:

                  "Purchase Price" shall mean the sum of Forty-Seven Million Dollars ($47,000,000), subject to adjustment as follows: In the event Sellers are unable to deliver an assignment of a Roof Warranty at Closing, the Purchase Price shall be reduced an additional $50,000, and, in the event Sellers are unable to provide (whether or not Seller is able to obtain the Licensor's consent to any assignment thereof) the Software Licenses at or prior to Closing, the Purchase Price shall be reduced an additional $50,000.

         2. The following two definitions are added to the Agreement:

                  "Roof Warranty" shall mean a warranty agreement or agreements from each of the installer and the manufacturer for all of the existing roofs on the Property (other than any metal roofs) in customary commercial form and substance and reasonably satisfactory to Purchaser.

                  "Software Licenses" shall mean a Certificate of Authenticity from Microsoft for the operating systems for not less than 90% of the desktop computers at the Property, together with a Certificate of Authenticity from Microsoft for the Microsoft Office software for not less than 90% of desktop computers currently utilizing such software, all in customary commercial form and substance and reasonably satisfactory to Purchaser.

         3. Purchaser agrees that the reduction in Purchase Price set forth herein shall constitute Purchaser's sole remedy for any defects or claims arising out of the condition of the roof on the Improvements or the failure of the Seller to have and/or deliver the Software Licenses or the other matters raised in the letter (and related attachments) from Purchaser to Seller dated December 20, 2002.

         4. Section 5.5.c. of the Agreement is amended by changing the amount of "$3,000,000" as set forth therein, to "2,500,000" and by providing that such amount shall be further reduced by the amount of any additional reduction in the Purchase Price as contemplated in the definition thereof.

         5. Purchaser advises Seller that the conditions set forth in Section 6.1(e) and 6.1(i) have been satisfied as of the date hereof.

         6. The Parties agree that this Amendment shall constitute Purchaser's Non-termination Notice and Purchaser advises Seller that, to the Best Knowledge of Purchaser, neither Seller is in default under the Agreement as of the date hereof.

         7. Capitalized terms not as otherwise defined herein shall have the meanings set forth in the Agreement. Except as expressly amended hereby, the Agreement remains in full force and effect.

         IN WITNESS WHEREOF, this Amendment is executed and effective as of January 3, 2003.

SELLERS:                                    PURCHASER:

CROWLEY CORRECTIONAL                        CORRECTIONS CORPORATION OF AMERICA
PROPERTIES, L.L.C.

By: /s/ Steven Shepsman                     By: /s/ Irving E. Lingo, Jr.
    ---------------------------                 -------------------------------
Title: Authorized Agent                     Title: Chief Financial Officer
       ------------------------                    ----------------------------


CROWLEY CORRECTIONAL
SERVICES, L.L.C.


By: /s/ Seth Lipsay
    ---------------------------
Title: Authorized Agent
       ------------------------

                               SECOND AMENDMENT TO
                         AGREEMENT OF PURCHASE AND SALE

         This Second Amendment to Agreement of Sale and Purchase is made and entered into by and between Crowley Correctional Properties, L.L.C., a Delaware limited liability company ("CCP"), Crowley Correctional Services, L.L.C., a Delaware limited liability company ("CCS") (CCP and CCS are sometimes singularly referred to herein as "Seller" and collectively referred to herein as "Sellers"), Corrections Corporation of America, a Maryland corporation (hereinafter referred to as "Purchaser"), and Rap Crowley Land, LLC, a Delaware limited liability company ("Rap"). Sellers and Purchaser are sometimes collectively referred to herein as the "Parties" and each of the Parties is sometimes singularly referred to herein as a "Party."

         WHEREAS, Sellers and Purchaser are Parties to that certain Agreement of Sale and Purchase dated November 21, 2002, as amended by that certain First Amendment to Agreement of Purchase and Sale dated January 3, 2003 (collectively, the "Agreement"); and

         WHEREAS, the Parties desire to add Rap as a Party to the Agreement, pursuant to the terms set forth herein.

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

         1. The Agreement is amended by adding Rap as an additional Seller. Rap hereby (a) undertakes all duties, responsibilities and obligations of a Seller thereunder; and (b) warrants and represents that all statements in the Agreement relating to the Sellers are true and correct with respect to Rap as of the date hereof.

         2. Except as expressly amended hereby, the Agreement remains in full force and effect.

         IN WITNESS WHEREOF, this Second Amendment to Agreement of Purchase and Sale is executed this 17th day of January, 2003.

SELLERS:                                 PURCHASER:

CROWLEY CORRECTIONAL                     CORRECTIONS CORPORATION OF
PROPERTIES, L.L.C.                       AMERICA

By: /s/ Frank Adipietro                  By: /s/ Todd J. Mullenger
    ---------------------------              ----------------------------------
Title: Authorized Agent                  Title: Vice President, Treasurer
       ------------------------                 -------------------------------

CROWLEY CORRECTIONAL
SERVICES, L.L.C.

By: /s/ Frank Adipietro
    -----------------------------
Title: Authorized Agent
       --------------------------


RAP CROWLEY LAND, LLC

By: /s/ Frank Adipietro
    -----------------------------
Title: Authorized Agent
       --------------------------

Crowley Correctional Properties, L.L.C.
Crowley Correctional Services, L.L.C.
C/o Reckson Strategic Venture Partners, LLC
Attn: Managing Director
333 Earle Ovington Boulevard, Suite 1030
Uniondale, New York 11553

         RE:   DESIGNATION OF AFFILIATE

To Whom It May Concern:

         Pursuant to Section 11.8 of the Agreement of Purchase and Sale dated November 21, 2002 (the "Agreement"), by and among Crowley Correctional Properties, L.L.C., Crowley Correctional Services, L.L.C., and Corrections Corporation of America ("CCA"), CCA hereby designates its affiliate, CCA of Tennessee, Inc., a Tennessee corporation, to accept the assignment of the Operating and Service Agreements and the Incarceration Agreements, as those terms are defined in the Agreement. CCA further designates its affiliate, CCA Properties of America, LLC, a Tennessee limited liability company, to accept the conveyance of the Real Property and the Personal Property, as those terms are defined in the Agreement.


                                       CORRECTIONS CORPORATION OF AMERICA

                                       By: /s/ Todd J. Mullenger
                                           -------------------------------
                                       Title: Vice President, Treasurer
                                              ----------------------------
                                       Date: January 17, 2003